Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2023, (which includes the explanatory paragraph relating to L&F Acquisition Corp.’s ability to continue as a going concern) relating to the financial statements of L&F Acquisition Corp., which report appears in the Prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Registration Statement on Form S-8 (File No. 333-271028) of ZeroFox Holdings, Inc.

/s/ WithumSmith+Brown, PC

New York, New York
September 12, 2023